Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	David Christensen, CFO
507-387-3355

Jennifer Spaude, Investor Relations
507-386-3765

HickoryTech Announces Acquisition of CP Telecom
Minnesota facilities-based telecom provider will broaden Company's SMB focus

MANKATO, Minn., May 4, 2009 — HickoryTech Corporation (Nasdaq: HTCO) announced today that it has reached an agreement to acquire Computer Pro, Inc., dba CP Telecom, a privately held facilities-based telecom provider, serving Minneapolis, St. Paul and northern Minnesota. The purchase price is approximately $7 million, subject to closing adjustments. The acquisition is anticipated to be funded primarily with cash. The closing of the transaction is subject to regulatory approvals, and is expected in the third quarter 2009.

“This acquisition fits HickoryTech’s strategic direction as it enhances our focus on the small and medium sized business (SMB) customer, expands our business product portfolio, and further develops our agent sales channel program,” said John Finke, HickoryTech president and chief executive officer. “CP Telecom has an experienced management team, a solid customer base, robust product portfolio and expertise in developing and implementing new products, such as mid-band Ethernet for the SMB customer.  We anticipate important cost and revenue synergies as we integrate CP Telecom into our current lines of business.”

With operations in Minneapolis and Duluth, Minn., CP Telecom provides voice, data and Internet services. CP Telecom’s 2008 unaudited revenue totaled approximately $10 million.  CP Telecom operates in 23 colocations throughout Minnesota, 10 of which HickoryTech does not have a presence in today and five that bring enhanced functionality to HickoryTech’s product portfolio.  CP Telecom’s assets include long-term rights on a fiber network encompassing Minneapolis and St. Paul as well as soft switching technology.
About HickoryTech
HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication solutions to business and residential customers over a regional fiber network.  The company, founded in 1898, has approximately 430 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Forward looking statement
Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. HickoryTech undertakes no obligation to update any of its forward-looking statements, except as required by federal securities laws.

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